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                                                                    Exhibit 23.1

[KPMG LOGO]

   KPMG                                     Telephone             +852 2522 6022
   8th Floor                                Fax                   +852 2845 2588
   Prince's Building                        Internet             www.kpmg.com.hk
   10 Chater Road
   Central, Hong Kong
   P O Box 50
   General Post Office
   Hong Kong

            Consent of Independent Registered Public Accounting Firm


The Board of Directors
LDK Solar Co., Ltd.:

We consent to the use of our report dated February 14, 2007, except as to paragraphs 2 through 6 of note 25 which is as of May 11, 2007, with respect to the consolidated balance sheets of LDK Solar Co., Ltd. and its subsidiaries as of December 31, 2005 and 2006, and the related consolidated statements of operations, shareholders' equity and comprehensive (loss) income, and cash flows for the period from July 5, 2005 to December 31, 2005 and the year ended December 31, 2006, included herein and to the reference to our firm under the heading "Experts" in the registration statement.

/s/ KPMG
KPMG
Hong Kong, China

May 25, 2007

           KPMG, a Hong Kong partnership, is the Hong Kong member firm of KPMG International, a Swiss cooperative.